Exhibit 10.33

Mercuria

Sales and Purchase Contract

This is to confirm your purchase and our sales of ____ under the following terms and conditions.

1.	Seller: Mercuria Energy Trading PTE Ltd.
9 Raffles Place 58th Floor
Republic Plaze Singapore 048619

2.	Buyer: _________________
3.	Commodity: ___________
4.	Quantity:___________
5.	Quality:_____________
6.	Origin: __________
7.	Delivery: CIF One Safe Port/ Berth, Ningob, China: During ___ to _____
8.	Vessel: Delivery shall perform by ______ , whose confirmation of acceptance at buyer’s terminal shall not be unreasonably withheld.
9.	Price: ________________
Any published correction to any of the relative quotations shall be taken into account. The final price shall be rounded off to three (3) decimal places with one digit to be increased to the third decimal place, whenever the forth decimal is five or greater than five.
10.	Payment:
In U.S. Dollars based on B/L 30 days after B/L date (B/L date counts as day one) against seller’s commercial invoice and normal shipping documents including full set of original B/L and any other documents required in L/C. In the event normal shipping documents is temporarily not available when payment is due, buyer shall make payment against seller’s invoice and letter of indemnity.

Buyer shall open the irrevocable letter of credit by the first class international bank acceptable to seller by _______. In case buyer fails to pen the irrevocable letter of credit by the date, seller shall have a right but not an obligation to cancel the delivery of the cargo.

All banking charges incurred in buyer’s bank are for account of buyer. All banking charges incurred in seller’s bank are for account of seller.

In the event that the final price is not known prior to the payment due date, seller may invoice buyer on a provisional basis. The seller shall as soon as practicable issue the final invoice thereafter to buyer. Any shortfall in payment due from the buyer to the seller or refund of overpayment due from the seller to the buyer shall be settled within five working days after receipt of the final invoice. The buyer shall pay based on the provisional invoice on the due date notwithstanding that the final price has already been determined at that point in time. The balance settlement shall be arranged within the L/C framework.

If payment due date falls on Saturday or any other banking holidays than Monday in Monday in New York, then payment shall be made on the immediate preceding banking day before the due date.
If payment due date falls on Sunday or Monday banking holiday in New York, payment shall be made on the immediate following banking day after due date.

11.	Quantity and Quality Determination:
Mutually agreed independent inspector’s finding at loading post shall be final and binding on both parties. Save for fraud or manifest error. Such inspection fee at loading port shall be born by seller.

Laytime/ Demurrage:
12.	Laytime for discharging cargo is _____ hours shing for full cargo which starts 6 hours after nor or upon berthing whichever occurs first and ends on hose off after discharging completion. And in case of suspension/ delay of discharging due to buyer’s custom declaration matter, that waiting time will be counted as buyer’s laytime.

Demurrage rate shall be as per actual charter party rate. And demurrage shall be settled based on the conditions of the C/P from “Absatankvoy”.

If the vessel tenders nor before the first day of the 3-day delivry date range, laytime shall commence at ____ hours on the first day of the 3-day daterange or when vessel is all fast alongside berth whichever is earlier.
13.	Title and Risks:
Title and risks of the cargo shall be passed from seller to buyer when the products pass the vessel’s permanent flange connection at loading port.

14.	Law & Arbitration:

This sales contract shall be governed by the law of England. Excluding the united nations convention on contracts for the international sale of goods.

Any dispute, controversy and/or difference which may arise between the seller and the buyer out of or in relation to or in connection with this sales contract, or the search thereof, which can not be settled by mutual accord without undue delay, shall be settled by arbitration in London, England in accordance with the rules of procedure of the London court of International Arbitration. The award thereof shall be final and binding upon the parties hereto.

15.	Force Majeure:

Neither party hereto shall be liable to the other party for damages or otherwise for any failure or delay to perform its obligations hereunder other than any obligation to make payment, where such failure or delay is caused by force majeure, due to the occurrence of any event beyond the reasonable control of such party and affecting its performance including, without limitation,
1) War, hostilities, acts of the public enemy or of belligerents, sabotage, strike, blockade, revolution, insurrection, riot or disorder;
2) Expropriation, requisition, confiscation, nationalization or embargoes by governments;
3) Act of god;
4) Fire, frost, earthquake, atmospheric disturbance, storm, typhoon, tornado, lightning, flood, tidal wave, perils of the sea, landslide, soil erosion, subsidence or washout;
5) Accidents of navigation or breakdown of or damage to vessels;
6) Epidemic or quarantine;
7) Explosions, breakage or accidents by fire or otherwise to plants, storage facilities, process facilities, installations, machinery and equipment, or to loading facilities or equipment;
8) Any other similar event.

However, on the occurrence of any event of force majeure, the party whose performance in affected thereby shall give notice and full particulars thereof to the other party as soon as practicable. Should such an event of force majeure continue for more than sixty (60) days, then either party may terminate this sales contract unconditionally upon the written notice to the other party.

16.	Entire Agreement:
This sales contract constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous communications or agreements with regard to the subject matter hereof.

17.	Warranties:
There are no guarantees or warranties, expressed or implied, of merchantantability, fitness or suitability of the oil for any particular purpose. There are no other oral or written guarantee or warranties.

18.	Liabilities:
Neither the seller nor the buyer shall be liable, whether in contract, tort or otherwise, for any indirect, consequential or special losses, damages or expenses of any kind directly or indirectly arising out of or in any way connected with the performance of this contract.

The seller shall in no circumstances be liable for more than the difference between the contract price and the market price, based on the nearest available market, at the date of any breach of the contract.

19.	Claims:

Any claim by the buyer of whatever nature arising under this contract shall be made within thirty (30) days after arrival of the commodity at the port of destination. Unless full written notice of the buyer’s claim, accompanied by sworn surveyor’s reports when the quality or quantity of the commodity is in dispute, shall arrive at the seller’s office during such thirty (30) day period. The buyer will be deemed to have waived such claim.

In the event of a breach of this contract by the seller, the buyer’s exclusive remedy and the seller’s limit of liability shall be for the actual damages directly sustained by the buyer from such breach, which shall in no event exceed the price specified herein of the particular commodity with respect to which the damages shall have occurred.

20.	Other terms and conditions
Incoterms 2000 for CIF sales with latest amendments to be applied.

21.	Confidentiality:
This transaction shall be kept strictly private and confidential.

22.	ISPS Compliance:

1.
The part chartering the vessel shall procure that the vessel shall comply with the requirements of the international ship & port facility security code (“ISPS Code”) and the relevant amendments to Charpter XI of Security of Life at Sea (“SOLAS”) (hereinafter collectively referred to as “codes”) and where the discharge port is within the USA and US territories or waters, with the US Maritime Transportation Security Act 2002 (MTSA).

2.	The vessel shall when required submit a Declaration of Security (“DOS”) to the appropriate authorities prior to arrival at the discharge port.

3.
Notwithstanding any prior acceptance of the vessel, if at any time prior to the arrival of the vessel at the discharge port, the vessel ceases to comply with the requirements of the codes and where the discharge port is within the USA and US territories or waters, with the MTSA:

A)	The buyer shall have the right not to berth such nominated vessel at the discharge port and any demurrage resulting shall not be for the account of the buyer.

B)
The seller shall be obliged to substitute such nominated vessel with a vessel complying with the requirements of the Codes and where the discharge port is within the USA and US territories or waters, with the MTSA.

4.	Buyer warrants that the discharge port/terminal/installation shall comply with the requirements of the Codes and where the discharge port is within the USA and US territories or waters, with the MTSA.

5.
Any costs or expenses in respect of the vessel including demurrage or any additional charge, fee or duty levied on the vessel. At the discharge port and actually incurred by the seller resulting from the failure of the discharge port/terminal/installation to comply with the Codes and if located with the USA and US territories, with the MTSA, shall be for the account of the buyer, including but not limited to the time required or costs incurred by the vessel in taking any action or any special additional security measures required by the Codes and where the discharge port is within the USA and US territories or waters, with the MTSA.

6.
Save where the vessel has failed to comply with the requirements of the Codes and where the discharge port is within the USA and US territories or waters, with the MTSA, the buyer shall be responsible for any demurrage actually incurred by the seller arising from delay to the vessel at the discharge port resulting directly from the vessel being required by the port facility or any relevant authority to take any action or any special or additional security measures or undergo additional inspections by virtue of the vessel’s previous ports of call.

7.
The buyer’s liability to the seller under this agreement for any costs, losses or expenses incurred by the vessel, the charterers or the vessel owners resulting from the failure of the discharge port/terminal/installation to comply with the codes and where the discharge port is within the USA and US territories or waters, with the MTSA shall be limited to the payment of demurrage and costs actually incurred by the seller in accordance with the provisions of the clause.

8.	If either party makes any payment which is for the other party’s account in accordance with this clause, the other party shall within thirty (30) days reimburse the paying party for all such payments.

9.
The party chartering the vessel shall procure that the vessel shall comply with the requirement under marpo, failing which the other party shall have the right to reject the vessel and any cost, loss and expense incurred shall be borne by the party chartering the vessel.

“Marpo” means the international convention for the prevention of pollution from ships, as amended from time to time.

Please confirm that above terms and conditions truly reflect the mutual understanding between seller and buyer.

Absence of your confirmation within maximum of four business days shall be construed as your acceptance of foregoing terms and conditions.

We thank you again for concluding the business at this time and we are looking forward to having the next business opportunity in near future.

______________________

Mercuria Energy Trading PTE Ltd.

______________________

Ningbo Keyuan Plastic Co., Ltd.